Exhibit 99.1

Q4 news release FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2013

Calgary, January 30, 2014

Imperial Oil announces estimated fourth quarter financial and operating results

	Fourth quarter			Twelve months
(millions of dollars, unless noted)	2013	2012	%	2013	2012	%

Net income (U.S. GAAP)	1,056	1,076	(2)	2,828	3,766	(25)
Net income per common share - assuming dilution (dollars)	1.24	1.26	(2)	3.32	4.42	(25)

Capital and exploration expenditures	1,567	1,793	(13)	8,020	5,683	41

Rich Kruger, Chairman, President and Chief Executive Officer of Imperial Oil, commented:

Imperial achieved a number of significant milestones in 2013 as we continue to focus on delivering superior, long-term shareholder value. Highest among our priorities is safety. Despite working more than 44 million hours, our second highest on record, we achieved workforce safety performance on par with 2012’s best-ever results.

Most notable among our achievements was the start-up of our Kearl oil sands mining project, the largest capital investment in the company’s history. With a large, high-quality resource and next-generation technologies, Kearl will contribute to the company’s performance for decades to come. Other Upstream investments, such as Cold Lake’s Nabiye project and the Celtic and Clyden acquisitions, will add further value in the years ahead. To support Upstream growth, steps were taken to improve market access, including starting construction of a large-scale rail loading terminal in Edmonton. Downstream businesses maximized value by increasing our refineries’ access to price advantaged western Canadian crudes, discontinuing operations at our Dartmouth refinery and strengthening coast-to-coast retail operations.

Earnings in the fourth quarter were $1,056 million, compared to $1,076 million for the same period in 2012. Fourth quarter Downstream earnings were $625 million, the highest Downstream quarter in company history. Full year earnings were $2,828 million in 2013.

Fourth quarter gross production averaged 329,000 oil-equivalent barrels per day, up from 285,000 barrels in 2012, mainly due to production from the Kearl project start-up and Celtic acquisition.

Quarterly refinery throughput averaged 387,000 barrels per day, down from 468,000 barrels in 2012, largely as a result of the closure of the Dartmouth refinery in the third quarter of 2013 and planned maintenance activities at the Nanticoke refinery.

Fourth quarter capital and exploration expenditures totalled $1,567 million. Investments were focused on Upstream growth projects, most notably Kearl’s expansion and Cold Lake’s Nabiye, which were 72 and 65 percent complete, respectively, at the end of the quarter. Quarterly investments were fully funded by cash flow from operating activities.

The strength of Imperial’s business model and our ability to adapt to dynamic market conditions served us well in 2013 and will continue to do so in the future. In 2014, Imperial’s focus on safety, operational integrity, continuous improvement and strategic growth is expected to continue to deliver industry-leading results.

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, Canada’s largest petroleum refiner, a key petrochemical producer and a leading marketer with coast-to-coast supply and retail service station networks.

Fourth quarter highlights

•	Net income of $1,056 million or $1.24 per share on a diluted basis, compared with $1,076 million or $1.26 per share for the fourth quarter of 2012. Fourth quarter Downstream earnings were $625 million, the highest Downstream quarter in company history.

•	Production averaged 329,000 gross oil-equivalent barrels per day, up from 285,000 barrels per day in 2012, mainly due to the Kearl project start-up and Celtic (XTO Energy Canada) acquisition.

•	Refinery throughput averaged 387,000 barrels per day in the quarter, down from 468,000 barrels per day in 2012, as a result of the Dartmouth refinery closure in the third quarter and planned maintenance activities at the Nanticoke refinery.

•	Capital and exploration expenditures of $1,567 million were primarily directed at the Kearl expansion and Cold Lake Nabiye Upstream growth projects and were fully funded from cash flow from operating activities.

•	Kearl gross bitumen production continued to ramp up, averaging 52,000 barrels per day (37,000 Imperial’s share) during the quarter as efforts to achieve production rates of 110,000 barrels per day (78,000 Imperial’s share) continued. Production was impacted during the quarter by harsh winter weather and equipment reliability issues that are being addressed. Although gross production rates of 100,000 barrels per day (71,000 Imperial’s share) were reached in the quarter, ongoing activities to stabilize performance at these higher levels are progressing. In the fourth quarter, sales to unrelated third parties commenced as planned.

•	Kearl’s expansion project continued to progress per plan. At year-end, the project was 72 percent complete and remains on target for a 2015 start-up. The project is expected to produce 110,000 barrels per day gross (78,000 Imperial’s share). Lessons learned from the initial development continue to be applied to all aspects of the expansion project.

•	Cold Lake’s Nabiye project construction continued. The project was 65 percent complete at the end of the quarter. Plant construction progressed somewhat slower than planned due to lower contractor productivity and harsh winter conditions. Target start-up, although under pressure, remains year-end 2014 with ultimate production of 40,000 barrels per day.

•	Rail loading joint-venture in Edmonton under construction. The facility is being designed as a crude oil terminal capable of loading one to three unit trains per day with 100,000 barrels per day initial capacity and the potential to expand to 250,000 barrels per day. The terminal will play an important role in improving access to attractive markets for oil sands production. First shipments from the facility are expected in 2015.

•	Regulatory application for Aspen in-situ oil sands project filed. The Aspen development will use steam-assisted gravity drainage (SAGD) technology to access a bitumen resource with recoverable potential of 1.1 billion barrels. Imperial plans to develop the resource in three phases of about 45,000 barrels per day per phase. Subject to regulatory approvals, further technical evaluation and favourable business conditions, a final investment decision could be made as soon as 2017.

•	NEB approval for LNG export licence received. In December, the National Energy Board approved an application to export up to 30 million tonnes per year of liquefied natural gas (LNG) as submitted by WCC LNG, which is jointly owned by Imperial Oil Resources Limited and ExxonMobil Canada. An ultimate investment decision will be based on a number of factors, including satisfactory government and regulatory approvals, fiscal and economic competitiveness, future market conditions and LNG sales agreements.

•	Contributed record $2 million to the United Way of Calgary and Area. Imperial Oil, ExxonMobil Canada, the companies’ employees, contractors and annuitants generously donated more than $2 million to the United Way of Calgary and area. In 2013, over $4.5 million was donated to United Way-Centraide campaigns across Canada.

Fourth quarter 2013 vs. Fourth quarter 2012

The company’s net income for the fourth quarter of 2013 was $1,056 million or $1.24 per share on a diluted basis, compared with $1,076 million or $1.26 per share for the same period last year.

Upstream net income in the fourth quarter was $411 million, versus $488 million in the same period of 2012. Earnings decreased primarily due to lower liquids realizations of about $85 million. Fourth quarter 2013 earnings also included the company’s share of higher Syncrude royalty costs of about $75 million, which reflected resolution with the Alberta government on a number of long-standing royalty matters, and a $73 million gain from the sale of a non-operating asset.

While the West Texas Intermediate (WTI) crude oil benchmark price was up $9.38 per barrel in U.S. dollars, or about 11 percent, in the fourth quarter of 2013 versus the fourth quarter of 2012, increases in the company’s average realizations in Canadian dollars from sales of conventional and synthetic crude oils were limited to $1.47 and $0.75 per barrel, respectively, due to logistics constraints for Canadian crude oils. The company’s average bitumen realizations in Canadian dollars in the fourth quarter were $53.31 per barrel versus $55.90 per barrel in the fourth quarter of 2012 as the price spread between light crude oil and bitumen widened. The company’s average realizations on natural gas sales of $3.45 per thousand cubic feet in the fourth quarter of 2013 were higher by $0.50 per thousand cubic feet versus the same period in 2012.

Gross production of Cold Lake bitumen averaged 155,000 barrels per day, unchanged from the same period last year.

The company’s share of Syncrude’s gross production in the fourth quarter was 77,000 barrels per day, up from 75,000 barrels in the fourth quarter of 2012, primarily the result of lower maintenance activities.

The company’s share of gross production from the Kearl initial development was 37,000 barrels per day. During the quarter, efforts to achieve gross production rates of 110,000 barrels per day (78,000 Imperial’s share) continued. Production was impacted during the quarter by harsh winter weather and equipment reliability issues that are being addressed. Although gross production rates of 100,000 barrels per day (71,000 Imperial’s share) were reached in the quarter, ongoing activities to stabilize performance at these higher levels are progressing. In the fourth quarter, sales to unrelated third parties commenced as planned.

Gross production of conventional crude oil averaged 22,000 barrels per day in the fourth quarter, versus 20,000 barrels in the corresponding period in 2012.

Gross production of natural gas during the fourth quarter of 2013 was 204 million cubic feet per day, up from 187 million cubic feet in the same period last year, reflecting contributions from the Celtic acquisition earlier in the year.

Downstream net income was $625 million in the fourth quarter, $76 million higher than the fourth quarter of 2012. The fourth quarter earnings were the company’s highest quarterly Downstream earnings in its history, primarily due to higher marketing margins of about $70 million.

Chemical net income was $46 million in the fourth quarter, up slightly from $44 million in the same quarter in 2012.

Net income effects from Corporate and Other were negative $26 million in the fourth quarter, versus negative $5 million in the same period of 2012 primarily due to changes in share-based compensation charges.

The company’s cash balance was $272 million as of December 31, 2013, versus $482 million at the end of 2012.

Cash flow generated from operating activities was $1,659 million in the fourth quarter, in line with $1,647 million in the corresponding period in 2012.

Fourth quarter 2013 vs. fourth quarter 2012 (continued)

Investing activities used net cash of $1,434 million in the fourth quarter, compared with $1,632 million in the same period of 2012. Additions to property, plant and equipment were $1,526 million in the fourth quarter, compared with $1,655 million during the same quarter of 2012. Expenditures during the quarter were primarily directed towards the advancement of Kearl expansion and Nabiye projects. The Kearl expansion is expected to bring on additional gross production of 110,000 barrels of bitumen per day, before royalties, of which the company’s share would be about 78,000 barrels. Start-up is expected in 2015. The Nabiye expansion at Cold Lake is expected to bring on additional production of 40,000 barrels of bitumen per day, before royalties.

Full year highlights

—	Net income was $2,828 million, down from $3,766 million in 2012.

—	Net income per common share of $3.32 compared to $4.42 in 2012.

—	Cash generated from operations of $3,292 million, versus $4,680 million in 2012.

—	Capital and exploration expenditures totalled $8,020 million, including $1,894 million associated with the Celtic and Clyden acquisitions. In 2014, expenditures of about $5.5 billion are anticipated.

—	Gross oil-equivalent barrels of production averaged 295,000 barrels per day, up from 282,000 barrels per day in 2012.

—	Refinery throughput averaged 426,000 barrels per day, down 9,000 barrels per day from 2012. Excluding the impact of the September 2013 conversion of the Dartmouth refinery to a fuels terminal, refinery capacity utilization was up two percent to 88 percent.

—	Per-share dividends declared in the year totalled $0.49, $0.01 higher than 2012.

Full year 2013 vs. full year 2012

Net income in 2013 was $2,828 million or $3.32 per share on a diluted basis, versus $3,766 million or $4.42 per share in 2012.

Earnings decreased primarily due to significantly lower industry refining margins of about $700 million, higher Kearl costs of about $180 million as production contribution was more than offset by start-up and operating costs, lower volumes at Syncrude of about $120 million and lower contribution from Cold Lake of about $120 million. 2013 earnings also included an after-tax charge of $280 million associated with the conversion of the Dartmouth refinery to a terminal. These factors were partially offset by the impacts of higher liquids realizations of about $125 million, a lower Canadian dollar of about $125 million, higher marketing margins of about $120 million and lower refinery maintenance costs of about $90 million.

Upstream net income in 2013 was $1,712 million versus $1,888 million in 2012. Earnings decreased primarily due to higher Kearl costs of about $180 million as production contribution since start-up in late April was more than offset by year-to-date start-up and operating costs, lower volumes at Syncrude of about $120 million, and higher diluent and energy costs at Cold Lake totalling about $120 million. These factors were partially offset by higher liquids realizations of about $125 million and the impact of a lower Canadian dollar of about $125 million.

Prices for most of the company’s liquids production are based on WTI crude oil, a common benchmark for mid-continent North American oil markets. WTI crude oil price was up $3.90 per barrel in U.S. dollars, or about four percent in 2013, versus 2012. The company’s average realizations also increased in Canadian dollars on sales of conventional, synthetic crude oil and bitumen. The company’s average realizations on natural gas sales of $3.27 per thousand cubic feet in 2013 were higher by $0.94 per thousand cubic feet versus 2012.

Gross production of Cold Lake bitumen was 153,000 barrels per day, in line with 154,000 barrels in 2012.

During the year, the company’s share of gross production from Syncrude averaged 67,000 barrels per day, down from 72,000 barrels in 2012. Higher planned maintenance activities were the main contributor to the lower volumes.

The company’s share of gross production of Kearl initial development was 16,000 barrels per day for the full year.

Gross production of conventional crude oil averaged 21,000 barrels per day in the year, versus 20,000 barrels in 2012.

Gross production of natural gas in 2013 was 201 million cubic feet per day, up from 192 million cubic feet in 2012. The higher production volumes reflected contributions from the Celtic acquisition and the Horn River pilot, which more than offset normal field decline.

Full year 2013 vs. full year 2012 (continued)

Downstream net income was $1,052 million, versus $1,772 million in 2012. Earnings were negatively impacted by significantly lower industry refining margins of about $700 million. Earnings in 2013 also included an after-tax charge of $280 million associated with the conversion of the Dartmouth refinery to a fuels terminal. These factors were partially offset by higher marketing margins of about $120 million and lower refinery maintenance costs of about $90 million.

The overall cost of crude oil processed at the company’s refineries largely followed the trend of western Canadian crude oils. Canadian wholesale prices of refined products are largely determined by wholesale prices in adjacent U.S. regions, where wholesale prices are predominately tied to international product markets. Lower Downstream earnings in 2013 when compared to 2012 were mainly the result of lower industry refining margins, partially offset by higher marketing margins.

Chemical net income was $162 million, versus 2012’s record high of $165 million.

For 2013, net income effects from Corporate and Other were negative $98 million, versus negative $59 million in 2012.

Key financial and operating data follow.

Forward-Looking Statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Actual future results, including demand growth and energy source mix; production growth and mix; project plans, dates, costs and capacities; production rates and resource recoveries; cost savings; product sales; financing sources; and capital and environmental expenditures could differ materially depending on a number of factors, such as changes in the price, supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; political or regulatory events; project schedules; commercial negotiations; the receipt, in a timely manner, of regulatory and third-party approvals; unanticipated operational disruptions; unexpected technological developments; and other factors discussed in this report and Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as under government payment transparency reports.

Attachment I

IMPERIAL OIL LIMITED

FOURTH QUARTER 2013

	Fourth Quarter		Twelve Months
millions of Canadian dollars, unless noted	2013	2012	2013	2012

Net Income (U.S. GAAP)
Total revenues and other income	8,363	7,804	32,929	31,188
Total expenses	6,985	6,390	29,192	26,195
Income before income taxes	1,378	1,414	3,737	4,993
Income taxes	322	338	909	1,227
Net income	1,056	1,076	2,828	3,766

Net income per common share (dollars)	1.25	1.27	3.34	4.44
Net income per common share - assuming dilution (dollars)	1.24	1.26	3.32	4.42

Other Financial Data
Federal excise tax included in operating revenues	382	327	1,423	1,338

Gain/(loss) on asset sales, after tax	74	5	120	72

Total assets at December 31			37,218	29,364

Total debt at December 31			6,287	1,647
Interest coverage ratio - earnings basis (times covered)			54.8	238.8

Other long-term obligations at December 31			3,091	3,983

Shareholders' equity at December 31			19,524	16,377
Capital employed at December 31			25,834	18,048
Return on average capital employed (a) (percent)			12.9	23.1

Dividends declared on common stock
Total	109	102	415	408
Per common share (dollars)	0.13	0.12	0.49	0.48

Millions of common shares outstanding
At December 31			847.6	847.6
Average - assuming dilution	850.3	850.3	850.6	851.1

(a)	Return on capital employed is the net income excluding after-tax cost of financing, divided by the average of beginning and ending capital employed.

Attachment II

IMPERIAL OIL LIMITED

FOURTH QUARTER 2013

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2013	2012	2013	2012

Total cash and cash equivalents at period end	272	482	272	482

Net income	1,056	1,076	2,828	3,766
Adjustment for non-cash items:
Depreciation and depletion	250	210	1,110	761
(Gain)/loss on asset sales	(90)	(8)	(150)	(94)
Deferred income taxes and other	206	330	482	619
Changes in operating assets and liabilities	237	39	(978)	(372)
Cash flows from (used in) operating activities	1,659	1,647	3,292	4,680

Cash flows from (used in) investing activities	(1,434)	(1,632)	(7,735)	(5,238)
Proceeds from asset sales	92	17	160	226

Cash flows from (used in) financing activities	(29)	(2)	4,233	(162)

Attachment III

IMPERIAL OIL LIMITED

FOURTH QUARTER 2013

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2013	2012	2013	2012

Net income (U.S. GAAP)
Upstream	411	488	1,712	1,888
Downstream	625	549	1,052	1,772
Chemical	46	44	162	165
Corporate and other	(26)	(5)	(98)	(59)
Net income	1,056	1,076	2,828	3,766

Revenues and other income
Upstream	2,396	2,210	10,187	8,830
Downstream	6,725	6,996	27,487	27,761
Chemical	376	390	1,574	1,601
Eliminations/Other	(1,134)	(1,792)	(6,319)	(7,004)
Total	8,363	7,804	32,929	31,188

Purchases of crude oil and products
Upstream	748	702	3,778	3,056
Downstream	4,840	5,243	21,628	21,316
Chemical	239	265	1,065	1,115
Eliminations	(1,132)	(1,791)	(6,316)	(7,011)
Purchases of crude oil and products	4,695	4,419	20,155	18,476

Production and manufacturing expenses
Upstream	881	741	3,389	2,704
Downstream	383	372	1,695	1,569
Chemical	53	47	210	185
Eliminations	(3)	(1)	(6)	(1)
Production and manufacturing expenses	1,314	1,159	5,288	4,457

Capital and exploration expenditures
Upstream	1,483	1,725	7,755	5,518
Downstream	59	60	187	140
Chemical	3	1	9	4
Corporate and other	22	7	69	21
Capital and exploration expenditures	1,567	1,793	8,020	5,683

Exploration expenses charged to income included above	49	16	123	83

Attachment IV

IMPERIAL OIL LIMITED

FOURTH QUARTER 2013

Operating statistics	Fourth Quarter		Twelve Months
	2013	2012	2013	2012
Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels per day)
Cold Lake	155	155	153	154
Syncrude	77	75	67	72
Conventional	22	20	21	20
Kearl	37	-	16	-
Total crude oil production	291	250	257	246
NGLs available for sale	4	4	4	4
Total crude oil and NGL production	295	254	261	250
Gross natural gas production (millions of cubic feet per day)	204	187	201	192
Gross oil-equivalent production (a)
(thousands of oil-equivalent barrels per day)	329	285	295	282
Net crude oil and NGL production (thousands of barrels per day)
Cold Lake	132	133	127	123
Syncrude	72	75	65	69
Conventional	18	15	17	15
Kearl	33	-	15	-
Total crude oil production	255	223	224	207
NGLs available for sale	4	3	3	3
Total crude oil and NGL production	259	226	227	210
Net natural gas production (millions of cubic feet per day)	195	192	189	195
Net oil-equivalent production (a)
(thousands of oil-equivalent barrels per day)	292	258	259	243
Cold Lake blend sales (thousands of barrels per day)	203	206	202	201
Kearl blend sales (thousands of barrels per day)	52	-	17	-
NGL sales (thousands of barrels per day)	9	8	9	8
Natural gas sales (millions of cubic feet per day)	165	159	167	177
Average realizations (Canadian dollars)
Conventional crude oil realizations (per barrel)	77.94	76.47	82.41	77.19
NGL realizations (per barrel)	47.53	37.24	39.26	42.06
Natural gas realizations (per thousand cubic feet)	3.45	2.95	3.27	2.33
Synthetic oil realizations (per barrel)	91.65	90.90	99.69	92.48
Bitumen realizations (per barrel)	53.31	55.90	60.57	59.76
Refinery throughput (b) (thousands of barrels per day)	387	468	426	435
Refinery capacity utilization (b) (percent)	92	92	88	86
Petroleum product sales (thousands of barrels per day)
Gasolines (Mogas)	229	223	223	221
Heating, diesel and jet fuels (Distillates)	172	160	160	151
Heavy fuel oils (HFO)	21	31	29	30
Lube oils and other products (Other)	39	47	42	43
Net petroleum products sales	461	461	454	445
Petrochemical sales (thousands of tonnes)	215	264	940	1,044

(a)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels
(b)	Refinery operations at the Dartmouth refinery were discontinued on September 16, 2013. Capacity utilization is calculated based on the number of days the refineries were operated as a refinery in 2013.

Attachment V

IMPERIAL OIL LIMITED

FOURTH QUARTER 2013

		Net income
	Net income (U.S. GAAP)	per common share
	(millions of Canadian dollars)	(dollars)

2009
First Quarter	289	0.34
Second Quarter	209	0.25
Third Quarter	547	0.64
Fourth Quarter	534	0.63
Year	1,579	1.86

2010
First Quarter	476	0.56
Second Quarter	517	0.61
Third Quarter	418	0.49
Fourth Quarter	799	0.95
Year	2,210	2.61

2011
First Quarter	781	0.92
Second Quarter	726	0.86
Third Quarter	859	1.01
Fourth Quarter	1,005	1.19
Year	3,371	3.98

2012
First Quarter	1,015	1.20
Second Quarter	635	0.75
Third Quarter	1,040	1.22
Fourth Quarter	1,076	1.27
Year	3,766	4.44

2013
First Quarter	798	0.94
Second Quarter	327	0.39
Third Quarter	647	0.76
Fourth Quarter	1,056	1.25
Year	2,828	3.34